Exhibit 10.1
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is entered into by and between Unilife Corporation, its subsidiaries, including Unilife Medical Solutions Limited, Unilife Medical Solutions, Inc., a Delaware corporation formerly known as Integrated BioSciences, Inc. (“IBS”), its affiliates, successors, assigns, owners, directors and agents, located at 633 Lowther Road, Lewisberry, Pennsylvania 17339 (collectively “Unilife” or “Company”) and Daniel Calvert (“Calvert”).
WHEREAS, Calvert was employed by Australian-based Unilife Medical Solutions Limited on December 2, 2008, pursuant to an Offer of Employment, dated November 12, 2008; and
WHEREAS, Unilife and Calvert executed an Employment Agreement (“Employment Agreement”), effective November 10, 2009; and
WHEREAS, Calvert and Unilife wish to end their employment relationship on mutually agreeable terms, as set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the above Recitals which are incorporated below, and for other good and valuable consideration, the parties agree as follows:
1. Termination of Employment. Calvert has issued a resignation letter, resigning from all positions with Unilife, including director and officer positions, which resignation Unilife has accepted. Calvert and Unilife agree that Calvert will continue his employment through a transition period to end no sooner than June 30, 2010 and no later than July 31, 2010, except that either party may elect to terminate the transition period earlier upon two (2) weeks notice. The last day of employment shall become the “Effective Date”. Prior to the Effective Date, the terms of the Employment Agreement shall remain in effect.

2. Purpose. This Agreement is entered into to provide Calvert with certain severance benefits while avoiding litigation and resolving any and all claims or differences arising out of Calvert’s employment.
3. Severance Amount. For consideration of the promises set forth in this Separation Agreement and General Release, Unilife shall:
a. pay Calvert severance in the total gross sum of Eighty Thousand Dollars ($80,000.00), less all appropriate withholdings and deductions required by law (“Severance Amount”). The Severance Amount represents six (6) months of Calvert’s Base Compensation. The Severance Amount shall be paid out over a period of six (6) months (the “Severance Period”), in accordance with Unilife’s standard payroll procedures. These payments shall begin on the first payroll date following the Effective Date.
b. pay Calvert’s monthly health insurance premiums during the Severance Period, in the event Calvert elects coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); however, the obligation to pay such premiums shall cease in the event Calvert obtains alternative coverage through new or self-employment.
c. It is understood that, except as specifically set forth in Section 3a. and b. above, no other post-separation severance payments shall be provided to Calvert following termination of employment.
4. Other Payments. In fulfillment of its other obligations to Calvert, Unilife shall:
a. pay Calvert two (2) weeks of unused, accrued vacation. This payment shall be paid on the first payroll date following the Effective Date.
b. fulfill all of Calvert’s vested stock options exercisable no later than three months after the last day of Calvert’s employment, those options being the 500,000 options which vested on December 2, 2008 and the 500,000 options which vested on December 2, 2009 (as they have been converted to either CDIs or common shares under the Share Scheme of Arrangement). Any actions taken by Calvert to exercise these stock options shall be governed by the terms of the applicable plan documents.
c. Unilife has provided Calvert with certain outplacement benefits, the receipt of which Calvert acknowledges.

5. Unemployment Compensation. For consideration of the promises set forth in this Agreement, Unilife agrees that it will not contest Calvert’s application for unemployment compensation benefits. Calvert acknowledges that eligibility for such benefits is not determined by Unilife.
6. Other Employee Benefits. Except as expressly set forth in this Agreement, Calvert confirms and acknowledges that he will not be entitled to any additional employee benefits, bonus payments, additional severance pay, or other payments whatsoever, from Unilife following the Effective Date.
7. Admission. Nothing contained herein shall be construed as an admission by Unilife of any liability of any kind to Calvert; any liability is expressly denied. Further, nothing contained herein shall be construed as an admission by Calvert of any liability of any kind to Unilife; any liability is expressly denied.
8. Non-Disclosure of Confidential Information.
a. Calvert acknowledges that, in the course of his employment with Unilife, he may have acquired access to and became acquainted with certain information about the professional, business, technological and financial affairs of Unilife that may be non-public, competitively sensitive, confidential or proprietary in nature (“Confidential Information”). Confidential Information includes, but is not limited to, manufacturing processes or techniques, information concerning its customers, suppliers, products, operations, safety or industrial hygiene practices, business plans and objectives, management practices, marketing plans, software and computer programs, data processing systems and information contained therein, inventions, product and other designs, technologies, financial statements, policies and any other trade secrets or confidential or proprietary information of or about Unilife that is not already available to the public.

b. Except as permitted or directed by Unilife’s Chief Executive Officer or as required by law or court order but in accordance with paragraph 8.c. below, Calvert shall not divulge, furnish or make accessible to anyone or use in any way any Unilife Information which Calvert has acquired, regardless of the original form of receipt of such Unilife Information. Calvert warrants that he shall not retain possession of any Unilife memoranda, notes, records, reports or other documents (or copies thereof) relating to Unilife’s business and or Unilife Information. In the event Calvert locates any such documents or information, Calvert agrees that he shall immediately return such documents or information to Unilife’s designated representative.
c. Compelled Disclosure. In the event that Calvert is requested or required (by interrogatory, request for information or documents by a regulatory agency or other governmental authority, subpoena, civil investigative demand or other legal process) to disclose any Confidential Information of Unilife, Calvert shall provide Unilife with prompt notice of any such request or requirement so that Unilife may seek an appropriate protective order or waive compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, Calvert is, in the opinion of his counsel, compelled to disclose Confidential Information, Calvert may disclose that portion of the Confidential Information which his counsel advises is compelled to be disclosed. In any event, Calvert will render reasonable cooperation to Unilife in Unilife’s effort to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.
d. Any intentional breach of this Section 8 shall be deemed a material breach of this Agreement.

9. Return of Property. No later than the Effective Date, Calvert agrees to return promptly to Unilife any and all things in his possession and control that are owned or leased by Unilife or otherwise relate to Unilife’s business, including but not limited to all computer equipment, telephone equipment, books, manuals, memoranda, policy statements, correspondence, minutes of meetings, agendas, interoffice communications, forecasts, analyses, working papers, charts, expense reports, ledgers, journals, financial statements, data compilations, records, reports, notes, computer disks, drives, documents and software, contracts, customer lists, keys, advertising and marketing materials, and other documents, proprietary information and equipment furnished to or prepared by Calvert in the course of or incident to his employment with Unilife. No later than the Effective Date, Calvert shall promptly deliver to Unilife any documents, files and/or records containing Confidential Information, as that term is defined in this Agreement, that are in his possession. Calvert agrees that he will not engage in any activities that might alter, modify or destroy any property, equipment of Confidential Information that is in his possession.
10. Release.
a. In consideration of the monetary benefits extended to Calvert under the terms of Section 3.a. and b. of this Agreement, Calvert agrees for himself, his heirs, executors, administrators, successors and assigns to forever release and discharge Unilife and its parents, subsidiaries, affiliates, officers, directors, agents, contractors, consultants and employees, past and present, collectively or individually, from any and all claims, demands, causes of actions, losses and expenses of every nature whatsoever, known or unknown, arising up to and including the date on which Calvert executes this Agreement, including but not limited to any claims arising out of or in connection with his employment or separation from employment with Unilife.
i. These claims include, but are not limited to, breach of express or implied contract, intentional or negligent infliction of emotional harm, libel, slander, claims under the Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment Collection Law (as well as any claims related to unpaid wages, bonuses or benefits), any tort claim, any federal, state or municipal statute or ordinance relating to unlawful discrimination, including any wrongful discharge claim which may be cognizable under the laws of any state or country.

ii. Notwithstanding the foregoing, the definition of claims as set forth in this Section 9 shall not include a breach of contract claim Calvert may assert arising from any breach by Unilife of any terms of this Separation Agreement.
b. Calvert warrants and represents that he has not, prior to signing this Agreement, filed any form of claim, charge, or complaint against Unilife. Calvert acknowledges that the General Release and Waiver of Claims set forth above will completely bar any recovery or relief obtained on his behalf, whether monetary or otherwise, by any person or entity with respect to any of the claims that he has released.
c. Further, in consideration of Calvert’s foregoing release and waiver of claims, Unilife warrants and represents for itself and its parents, subsidiaries, affiliates, officers, directors, agents, contractors, consultants and employees, past and present, to forever release and discharge Calvert and his heirs, executors, administrators, successors and assigns, collectively or individually, from any and all claims, demands, causes of actions, losses and expenses of every nature whatsoever, known or unknown, arising up to and including the date on which Unilife executes this Agreement. Further, Unilife agrees it shall defend, indemnify and hold Calvert harmless for any and all actions undertaken by Calvert during the course of his employment as Chief Financial Officer for Unilife, such defense and indemnity to include the payment of attorneys’ fees where applicable.
11. Further Covenants.
(a) The parties to this Agreement agree that they will take no action that would cause any embarrassment or humiliation to the other or otherwise cause or contribute to the other being held in disrepute by the general public or its employees, customers, prospective employers or suppliers. As part of this covenant, the parties to this Agreement agree that they will not make statements to any third parties about each other and/or their affiliates, products, owners, employees, or representatives, that are in any way disparaging or negative. This paragraph shall not be construed to prohibit Calvert or Unilife from cooperating with any government agency in an official investigation or to prohibit Unilife from making the public filings required when a Chief Financial Officer resigns or otherwise required by law or corporate bylaws. Any breach of this provision shall be deemed a material breach of this Agreement.

(b) To the extent that Calvert is not a potentially adverse party and/or to the extent that the issues do not potentially subject him to criminal charges or penalties, Calvert agrees that he will provide reasonable assistance and cooperation with Unilife and/or other persons engaged by Unilife in the investigation, prosecution, and/or defense of any threatened or asserted litigation, or investigations initiated by or involving Unilife or any person or entity affiliated with it, and truthfully testify in connection with any such investigation or proceeding. Calvert understands that he was employed as a management representative of the Company, and except as specifically required by law, he will not assist any person or entity in any matter adverse to the Company without first providing written notice.
(c) Calvert agrees that if Unilife requests his assistance after the Effective Date, that Calvert may, at his discretion, provide ongoing assistance to Unilife as a contractor at the rate of Two Hundred Dollars ($200.00) per hour.
12. Non-Solicitation and Non-Disclosure. Calvert remains bound by the noncompete provisions of the Confidentiality and Non-Compete Agreement he signed when hired and of his Employment Agreement. For a period of two (2) years following termination of employment, Calvert will not, directly or indirectly:
(i) render services to, become employed by, be engaged as a consultant by, own, or have a financial or other interest in (either as an individual, partner, joint venture, owner, manager, employee, partner, officer, director, independent contractor, or other similar role) any domestic or foreign business that manufactures or distributes syringes. Unilife’s Chief Executive Officer may waive this provision in his sole written discretion.

(ii) Unilife acknowledges that after the termination of Calvert’s employment with Unilife, Calvert may alone, or in conjunction with another entity or person, engage in or perform services for some other commercial activity. Calvert agrees that from the date of termination and thereafter for a period of two (2) years, Calvert will not interfere with the employment or advantageous business relationship which Unilife has with any current Unilife employees, shareholders, directors, customers, vendors, competitors, financial institution clients, or any other people or entities with whom Unilife has a business or employment relationship. Calvert expressly agrees not to solicit, on Calvert’s own behalf or on behalf of another, any of Unilife’s employees to resign from their employment with Unilife in order to go to work elsewhere during this period.
In the event that Calvert commits any breach of this Section 12, Calvert acknowledges that Unilife would suffer substantial and irreparable harm and damages. Accordingly, Calvert hereby agrees that in such event, Unilife shall be entitled to temporary and/or permanent injunctive relief, without the necessity of proving damage, to enforce the provisions of this Section, all without prejudice to any and all other remedies that Unilife may have at law or in equity and that Unilife may elect or invoke. Calvert agrees that if any of the provisions of this Section are or become unenforceable, the remainder hereof shall nevertheless remain binding upon him to the fullest extent possible, taking into consideration the purposes and spirit of this agreement. Any invalid or unenforceable provision is to be reformed to the maximum time, geographic and/or business limitations permitted by applicable laws, so as to be valid and enforceable.

Calvert expressly acknowledges and agrees that these restrictive covenants are absolutely necessary to protect the legitimate business interests of Unilife, because he is employed in a position of trust and confidence and is provided with extensive access to Unilife’s most confidential and proprietary trade secrets, and has significant involvement in important business relationships, which constitute the goodwill of Unilife. Calvert further agrees and acknowledges that these restrictive covenants are reasonable, will not restrict him from earning a livelihood following the termination of employment, and are intended by the parties to be enforceable following termination of employment for any reason.
13. Other Agreements. This Agreement represents the entire agreement between the parties. It may not be modified or superseded except in writing, signed by both parties and referencing this Agreement. Calvert’s stock options shall be governed by the terms of his stock option grants and the corresponding plan document.
14. Severability. In the event that any provision of this Agreement shall be held to be void, voidable or unenforceable, the remaining portions hereof shall remain in full force and effect.
15. Governing Law. This Agreement shall be construed in accordance with and be governed by the laws of the Commonwealth of Pennsylvania.
16. Acknowledgements. Calvert represents and acknowledges to Unilife as follows:
a.	that he has been advised to consult with an attorney of his choosing concerning the legal significance of this Agreement;

b.
that he has been offered twenty-one (21) days to review and consider all of the terms and provisions of this Agreement, and he has had ample opportunity to review all of the provisions of this Agreement;

c.
that he is competent to understand the content and effect of this Agreement and he has entered into this Agreement knowingly, by his own free will and choice and without any compulsion, duress, or undue influence from anyone; and

d.
that he has been advised that during the seven (7) day period following his execution of this Agreement, he may revoke his acceptance of this Agreement by delivering written notice of revocation to Brian F. Jackson, Esq., McNees Wallace & Nurick LLC, PO Box 1166, Harrisburg, PA 17108-1166, and that this Agreement shall not become effective or enforceable until after the revocation period has expired.

IN WITNESS WHEREOF, Calvert has hereunto set his hand, and Unilife has caused this Agreement to be executed by its duly authorized agent, all as of the dates set forth below.
EXECUTED in multiple copies, each having the same effect as the original.

Witness:	/s/ Cynthia M. Lighty		/s/ Daniel Calvert

DANIEL CALVERT

Date:	June 28, 2010

UNILIFE CORPORATION, ET AL

Witness:	/s/ Daniel Calvert	By:	/s/ Cynthia M. Lighty

Name: Cynthia M. Lighty
Date:	June 28, 2010		Title: Director, HR & Legal Services

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